Exhibit 99.1

Hot Topic, Inc. Reports Third Quarter Comp Store Sales Down 1.6%

Updates 3rd quarter and issues 4th quarter guidance

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--November 2, 2011--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for its third fiscal quarter (thirteen weeks ended October 29, 2011). A summary of the sales results by division (including Internet) is as follows:

	Comparable Store Sales % Change		Net Sales
	This Year	Last Year	$ Millions	% Change To Last Year
THIRD QUARTER:
Hot Topic	-2.2%	-5.8%	$137.0	-4.8%

Torrid	1.1%	-1.5%	$38.7	-0.6%

Total Co.	-1.6%	-5.0%	$175.7	-4.1%

YEAR TO DATE:
Hot Topic	-0.9%	-8.2%	$365.3	-3.1%

Torrid	4.4%	-0.8%	$122.6	3.4%

Total Co.	0.3%	-6.7%	$487.9	-1.6%

The company updated guidance for the third quarter of earnings per diluted share at the low end of previously announced guidance of $0.07 to $0.09 earnings per share, compared to earnings per share of $0.05 last year which excluded expenses of $0.04 per share for the ShockHound asset impairment.

The company issued fourth quarter guidance (13 weeks ending January 28, 2012) of earnings per diluted share in the range of $0.16 to $0.20, compared to earnings per share of $0.12 last year which excluded expenses of $0.13 per share for the cost reduction plan and strategic business changes. This guidance is based upon a flat to low-single-digit comp sales decrease for the fourth quarter.

Lisa Harper, CEO, said, “Although we are pleased with our progress in the key areas of fashion apparel and licensing at Hot Topic, we are quite disappointed with the October sales related to Halloween in that business. Based upon our more conservative view of the upcoming fourth quarter, we are adjusting our expectations accordingly. Despite the sales miss in October, our inventories are on plan as we enter the fourth quarter.”

The company also announced the repurchase of an aggregate of 3,212,628 shares of its Common Stock between August 24 and November 2, 2011 at an average cost of $7.78 for a total of $25 million. The repurchase was pursuant to its Board of Directors' authorization of the repurchase of up to $25 million of the company’s common stock.

A conference call to discuss third quarter results, business trends, guidance and other matters is scheduled for November 16, 2011 at 4:30 PM (ET). The conference call number is 800-299-9630, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 29979044, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. As of October 29, 2011, the company operated 634 Hot Topic stores in all 50 states, Puerto Rico and Canada, 146 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 29, 2011, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Jim McGinty, CFO
626-839-4681 x2675